Exhibit 99.1
FOR IMMEDIATE RELEASE
MERCANTILE BANCORP SHAREHOLDERS ELECT DIRECTORS;
RECEIVE UPDATE ON GROWTH INITIATIVES
Quincy, May 22, 2007 — Mercantile Bancorp, Inc. (AMEX: MBR) today announced that, at its annual meeting held May 21, shareholders elected eight directors and ratified the appointment of independent auditors. Shareholders assembled at the meeting also heard management review the significant events of 2006 and describe initiatives intended to fuel further growth.
At Monday’s meeting, shareholders voted to reelect each of the following as directors for a one-year term: Ted T. Awerkamp, Dan S. Dugan, Michael J. Foster, William G. Keller, Jr., Frank H. Musholt, Dennis M. Prock and Walter D. Stevenson III. The Board also elected James W. Tracy to an initial one-year term as director. His election fills the vacancy created by an increase in the size of the Board from seven to eight directors. Each of the nominees received the votes of no fewer than 86 percent of the outstanding shares.
Additionally, shareholders ratified the reappointment of BKD, LLP as independent auditors for the fiscal year ending December 31, 2007.
In comments made at the meeting, Ted T. Awerkamp, President and CEO told shareholders, “In 2006 we took a number of important steps to ensure we continue delivering increased value to shareholders through strategic growth. We broke ground on a new headquarters building here in Quincy which, when completed later this year, will serve as a new, more customer-friendly, main office for Mercantile Trust & Savings Bank, allow a better separation of banking functions from those of the parent holding company and provide capacity for additional staff in future years as we continue to grow.
“In keeping with our multifaceted strategy, we acquired Royal Palm Bancorp in Naples, Florida. That transaction, completed last November, gives us a presence in a market with higher growth potential than our traditional markets and provides a foundation for possible further expansion in Florida. The integration of Royal Palm into Mercantile is proceeding on schedule. We expect Royal Palm to be a significant contributor to our continued growth and our financial results over the long-term,” Awerkamp stated.
“We also were active with our strategic investments in de novo banks. We were presented with opportunities to realize gains on two investments we made over the past several years and we took full advantage of those opportunities. Additionally, we made two new investments in promising banking organizations in Northern Florida and Tennessee. We are confident our de novo investments will continue to help us achieve financial performance beyond what is possible from our core banking operations alone.”
The executive noted that Mercantile has also been active in making certain it remains a major force in banking in its traditional western Illinois and eastern Missouri markets. “We are working toward regulatory approval of the acquisition of HNB Financial Services, Inc., based in Hannibal, Missouri. As we said when we announced the agreement to acquire HNB earlier this year, the transaction will give us a continuous presence from the Hannibal area south to the northern suburbs of St. Louis. Included in the area are some of the fastest-growing markets in eastern Missouri. Our plans call for the eventual combination of HNB with our existing affiliate, Perry State Bank. This should further streamline our operations administratively and enhance our already strong competitive position in these markets.”
Awerkamp also told shareholders Mercantile has realigned and strengthened its management team to make certain it is able to deal with the increased demands of a larger, more complex organization. He introduced H. Blaine Strock, who recently joined the company as President of MTSB. He noted that Michael P. McGrath, Chief Financial Officer, and Daniel J. Cook, Chief Investment Officer were promoted to Executive Vice Presidents in recognition of their expanded roles in guiding the growth of the company. “We have grown to the point where Mercantile Bancorp is a major corporation. As such, its continued success demands the full attention of senior management. The addition of Blaine Strock to our team leaves MTSB in good hands and allows those of us charged with the stewardship of Mercantile Bancorp to devote all of our energies toward delivering increased value to you, our shareholders.”
About Mercantile Bancorp
Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding Company with majority-owned subsidiaries consisting of three banks in Illinois, two banks in Missouri and one bank in each of Kansas and Florida, where the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. In addition, the Company has minority investments in eight community banks in Missouri, Georgia, Florida, North Carolina and Tennessee. Further information is available on the Company’s website at www.mercbanx.com.
This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.
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